As filed with the Securities and Exchange Commission on November 9, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Huntington Ingalls Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	90-0607005
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4101 Washington Avenue, Newport News, Virginia	23607
(Address of Principal Executive Offices)	(Zip Code)

Huntington Ingalls Industries Savings Plan

Huntington Ingalls Industries Financial Security and Savings Program

(Full Title of the Plan)

Kellye L. Walker

Executive Vice President and General Counsel

4101 Washington Avenue

Newport News, VA 23607

(Name and Address of Agent For Service)

(757) 380-2000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,100,000 shares(2)	$235.455(3)	$259,000,500(3)	$32,245.57

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement covers an indeterminate amount of plan interests to be offered or sold pursuant to the Huntington Ingalls Industries Savings Plan and the Huntington Ingalls Industries Financial Security and Savings Program.
(2)	Consists of (i) 1,000,000 shares issuable under the Huntington Ingalls Industries Savings Plan and (ii) 100,000 shares issuable under the Huntington Ingalls Industries Financial Security and Savings Program.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 7, 2017, which was $235.455.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Huntington Ingalls Industries, Inc. (the “Company”) for the purpose of registering 1,100,000 additional shares of its common stock, par value $0.01 per share, including (i) 1,000,000 shares issuable under the Huntington Ingalls Industries Savings Plan (the “HISP”) and (ii) 100,000 shares issuable under the Huntington Ingalls Industries Financial Security and Savings Program (the “FSSP”). The Company previously filed with the Securities and Exchange Commission a registration statement on Form S-8 (File No. 333-173170) with respect to the HISP and a registration statement on Form S-8 (File No. 333-173173) with respect to the FSSP (together, the “2011 Registration Statements”). This registration statement relates to the securities of the same class as that to which the 2011 Registration Statements relate and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. In accordance with such instruction, the contents of the 2011 Registration Statements are incorporated herein by reference, including periodic reports that the Company filed after the 2011 Registration Statements to maintain current information about the Company that were incorporated by reference into the 2011 Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties.

Elimination of Liability of Directors. The Company’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which concerns unlawful payments of dividends, stock purchases or redemptions), or (iv) for any transaction from which the director derives an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

While the Restated Certificate of Incorporation provides the Company’s directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Restated Certificate of Incorporation has no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of the Restated Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

Indemnification of Directors and Officers. The Company’s Restated Bylaws (the “Restated Bylaws”) provide that the Company will indemnify and hold harmless, to the fullest extent authorized by the DGCL as it presently exists or may thereafter be amended, any person (an “Indemnitee”) who was or is made a party, or is threatened to be made a party, to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Company or while he or she is or was serving at the request of the board of directors or an executive officer of the Company as a director, officer, manager, trustee, fiduciary, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith. The Restated Bylaws also provide that, notwithstanding the foregoing, but except as described in the second following paragraph, the Company will be required to indemnify an Indemnitee in connection with a proceeding, or part thereof, initiated by such Indemnitee only if such proceeding, or part thereof, was authorized by the Company’s board of directors.

The Restated Bylaws further provide that the Company will pay the expenses incurred by an Indemnitee in defending or preparing for any proceeding in advance of its final disposition; provided, however, that, if (x) in the case of a director or officer, the DGCL so requires, or (y) in the case of any other person entitled to indemnification under the Restated Bylaws, the board of directors otherwise deems it appropriate, an advancement of expenses shall be made only upon delivery to the Company of an undertaking containing such terms and conditions, including the requirement of security (if any), as the Company’s board of directors deems appropriate, by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified under the relevant section of the Restated Bylaws or otherwise. The Company is not obligated to advance fees and expenses to a director, officer or any other person in connection with a proceeding instituted by the Company against such person.

The Restated Bylaws also expressly state that the Company may grant additional rights to indemnification and to the advancement of expenses to any of the Company’s employees or agents to the fullest extent permitted by law.

Item 8. Exhibits.

Number	Description
4.1	Restated Certificate of Incorporation of Huntington Ingalls Industries, Inc., filed March 30, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 4, 2011).

4.2	Certificate of Amendment to the Restated Certificate of Incorporation of Huntington Ingalls Industries, Inc., dated May 28, 2014 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed on August 7, 2014).

4.3	Certificate of Amendment to the Restated Certificate of Incorporation of Huntington Ingalls Industries, Inc., dated May 21, 2015 (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2015).

4.4	Restated Bylaws of Huntington Ingalls Industries, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 1, 2016).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of attorney (included on the signature pages of this registration statement).

99.1	Huntington Ingalls Industries Savings Plan, as amended and restated effective December 1, 2015.

99.2	First Amendment to the December 1, 2015 Restatement of the Huntington Ingalls Industries Savings Plan.

99.3	Second Amendment to the December 1, 2015 Restatement of the Huntington Ingalls Industries Savings Plan.

99.4	Huntington Ingalls Industries Financial Security and Savings Program, as amended and restated effective October 1, 2015.

99.5	First Amendment to the Huntington Ingalls Industries Financial Security and Savings Program.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport News, Virginia on this 9th day of November, 2017.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:	/s/ C. Michael Petters
C. Michael Petters
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Huntington Ingalls Industries, Inc., hereby severally constitute and appoint Kellye L. Walker and Charles R. Monroe, Jr., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Huntington Ingalls Industries Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Michael Petters C. Michael Petters	President, Chief Executive Officer and Director (Principal executive officer)	November 9, 2017

/s/ Christopher D. Kastner Christopher D. Kastner	Executive Vice President, Business Management and Chief Financial Officer (Principal financial officer)	November 9, 2017

/s/ Nicolas G. Schuck Nicolas G. Schuck	Corporate Vice President, Controller and Chief Accounting Officer (Principal accounting officer)	November 9, 2017

/s/ Thomas B. Fargo Thomas B. Fargo	Chairman	November 9, 2017

/s/ Augustus L. Collins Augustus L. Collins	Director	November 9, 2017

/s/ Kirkland H. Donald Kirkland H. Donald	Director	November 9, 2017

/s/ Victoria D. Harker Victoria D. Harker	Director	November 9, 2017

/s/ Anastasia D. Kelly Anastasia D. Kelly	Director	November 9, 2017

/s/ Thomas C. Schievelbein Thomas C. Schievelbein	Director	November 9, 2017

/s/ John K. Welch John K. Welch	Director	November 9, 2017

/s/ Stephen R. Wilson Stephen R. Wilson	Director	November 9, 2017

The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plans) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport News, Virginia on this 9th day of November, 2017.

HUNTINGTON INGALLS INDUSTRIES SAVINGS PLAN

HUNTINGTON INGALLS INDUSTRIES FINANCIAL SECURITY AND SAVINGS PROGRAM

By:	/s/ William R. Ermatinger
William R. Ermatinger
Chair, Administrative Committee